Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Senior Vice President and	Associate Vice President, Investor Relations
	Chief Financial Officer	and Corporate Communications
	919-862-1001	919-862-1000

FDA Extends METOZOLV™ ODT Review Date

METOZOLV ODT (metoclopramide) PDUFA Goal Date Extended to

February 27, 2009

RALEIGH, NC, November 18, 2008 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the U.S. Food and Drug Administration (FDA) has informed Wilmington Pharmaceuticals that the Prescription Drug User Fee Act action date for the New Drug Application (NDA) for METOZOLV™ (metoclopramide) Orally Disintegrating Tablets has been extended three months to provide time for a full review of the submission. No additional data were requested by the FDA in its extension notification to Wilmington Pharmaceuticals. This extension has no impact on the Company’s previously-stated 2008 financial guidance. The original user fee goal date was November 30, 2008. The extended user fee goal date is February 27, 2009.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete with any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Web site at www.salix.com or contact the Company at 919-862-1000. Information on our Web site is not incorporated into our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; market acceptance for approved products; our need to return to profitability; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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